UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )*

American White Cross Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock, $.10 Par Value
--------------------------------------------------------------------------------
(Title of Class of Securities)

030493100
--------------------------------------------------------------------------------
(CUSIP Number)

Michael S. Spatacco

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

August 10, 1996
--------------------------------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SC 13D
2nd Page of 5
TOC
1st
Previous
Next
Bottom
Just 2nd


SCHEDULE 13D

CUSIP NO. 857304100                                           PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael S. Spatacco
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                       N/A                                               (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(D) OR 2(E)                                                    / /

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.
--------------------------------------------------------------------------------
7   SOLE VOTING POWER
NUMBER OF
SHARES           473,000
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY      8   SHARED VOTING POWER
EACH
REPORTING
  PERSON       -----------------------------------------------------------------
WITH         9   SOLE DISPOSITIVE POWER

               -----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

473,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.08%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SC 13D
3rd Page of 5
TOC
1st
Previous
Next
Bottom
Just 3rd


                                                               Page 3 of 5 Pages

Item 1.  Security and Issuer.

Item 2.  Identity and Background.

           (a)      The name of the person filing this Schedule is

(b)      The business address of

(c)

(d)

(e)

(f)

Item 3.  Source and Amount of Funds or Other Consideration.

Item 4.  Purpose of Transaction.

SC 13D
4th Page of 5
TOC
1st
Previous
Next
Bottom
Just 4th


                                                               Page 4 of 5 Pages

Item 5.  Interest in Securities of the Issuer.

(a)

(b)

(c)

(d)

(e)

Item 6.           Contracts, Arrangements, Understandings or
          Relationship With respect to Securities of the Issuer.

Item 7.           Materials to be Filed as Exhibits.

SC 13D
Last Page of 5
TOC
1st
Previous
Next
Bottom
Just 5th


                                                               Page 5 of 5 Pages

 SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in the Statement is true, correct and complete.

DATED:  August 8,1996

                                           /s/ MICHAEL S. SPATACCO
                                                  ------------------------------